Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS FEBRUARY SAME STORE SALES GAIN OF 6%
AND EXPECTED ADJUSTMENTS IN LEASE ACCOUNTING

          Pleasanton, California, March 3, 2005 -- Ross Stores, Inc. (ROST) today reported sales of $311 million for the four weeks ended February 26, 2005, a 17% increase above the $266 million for the four weeks ended February 28, 2004.  Comparable store sales for the month increased 6% over the prior year period.

          On another subject, the Company reported that it has completed a preliminary review of its lease accounting in response to recent SEC clarification.  Consistent with other public retailers, the Company plans to adjust the way it accounts for its operating leases, including the accounting for rent “holidays” and tenant allowances.  These adjustments will have no impact on cash, revenues or comparable store sales.

          In commenting on the expected impact to earnings of the accounting adjustment, Michael Balmuth, Vice Chairman, President and Chief Executive Officer, said, “We currently estimate that these adjustments will reduce earnings per share by about $.09 cumulatively for fiscal 2004 and prior years.  Of this aggregate amount, approximately $.01 to $.02 would be related to fiscal year 2004.  We currently project the impact to fiscal 2005 earnings per share to be about $.01.  We have not yet determined whether these adjustments will require a restatement of our previously issued financial statements for fiscal 2003 and prior years, or whether the cumulative adjustment will be reflected entirely in the fourth quarter fiscal 2004 results.  We believe, however, that a restatement is likely.”

          The estimated adjustment is subject to change based on a finalization of the Company’s internal review as well as review by its independent auditors, Deloitte & Touche LLP.  In prior periods, and consistent with industry practice, the Company recognized expense for its operating leases over a term based on the opening date, which excluded the build-out period for new stores from the term over which it expensed rent.  In addition, a portion of tenant allowances was reflected as a reduction of fixed assets rather than being classified as deferred lease credits and amortized over the lease term.  The Company’s accounting for rent expense and tenant allowances will conform to the recent SEC clarification of these accounting rules.

          Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on March 3, 2005 through 8:00 p.m. Eastern time on March 4, 2005.   A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements concerning the Company’s distribution centers and information systems, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; migrating the Company’s data center from Newark, California to Pleasanton, California in the first half of 2005 without unexpected delays or interruption in system availability; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, greater than planned operating costs and a larger than expected impact from adjustments to lease accounting. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second-largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of February 26, 2005, the Company operated 656 Ross stores and ten dd’s DISCOUNTSSM stores, compared to 585 Ross locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderate assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.